UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 13, 2007

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors (the “Board”) and the stockholders of Terex Corporation (“Terex” or the “Company”) previously adopted the Terex Corporation 2004 Annual Incentive Compensation Plan (the “Annual Plan”), which provides for incentive compensation in the form of an annual bonus to key executives of Terex upon satisfaction of certain performance measures. Terex has previously filed the Annual Plan with the Securities and Exchange Commission. On December 13, 2007, the Compensation Committee of the Board approved the performance measures, and the related percentage of bonus allocable to each such measure, to be applied under the Annual Plan for determining the bonus for its executive officers, including certain of its named executive officers (as defined in the regulations to the Securities and Exchange Act of 1934) other than Terex’s Chief Executive Officer (“CEO”), with respect to Terex’s 2008 fiscal year.

The 2008 performance measurements under the Annual Plan focus on (i) Think Terex Performance, (ii) Segment Performance, and (iii) Individual Performance, each as described below. The Annual Plan is designed to provide incentive and reward for performance that is consistent with the objectives of Terex. Eligible participants in the Annual Plan will be assigned a bonus target for 2008, which will represent a percentage of their annual base salary, based upon their management level.

•

For participants with functional responsibilities who report directly to either Terex’s CEO or Chief Operating Officer (“COO”) and for participants at the Terex corporate office, 60% of the bonus target will be based on Think Terex Performance and 40% will be based on Individual Performance.

•

For participants who report directly to the Company’s COO and have direct operating responsibility, 40% of the bonus target will be based on Think Terex Performance, 20% will be based on Segment Performance, and 40% will be based on Individual Performance.

•	For all other participants, 20% of the bonus target will be based on Think Terex Performance, 40% will be based on Segment Performance, and 40% will be based on Individual Performance.

Think Terex Performance will be calculated differently for 2008. Historically, Terex has calculated Think Terex Performance based upon a pre-tax return on invested capital. For 2008, Think Terex Performance will be based upon an after tax return on invested capital measurement determined at the overall Terex level. After tax return on invested capital will be determined by dividing the sum of 2008 four quarters’ Net Operating Profit After Tax (as defined below) by the average of the sum of Total stockholders’ equity plus Debt (as defined below) less Cash and cash equivalents for the last quarter of 2007 and the four quarters of 2008. Net Operating Profit After Tax for each quarter is calculated by multiplying Income from operations by a figure equal to one minus the effective tax rate of the Company. The effective tax rate is equal to the (Provision for) benefit from Income taxes divided by Income before income taxes for the respective quarter. Debt is calculated using the amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.

Segment Performance will be based upon an equal rating of cash flow and operating earnings at the operating segment level, with performance measured against approved management-operating plans.

Individual Performance can include all or any combination of segment performance, business unit performance, personal goals, Terex Business Systems goals, as well as other financial and non-financial measurements relating to initiatives in operational excellence, human resources, inventory management and business development. The CEO is responsible for determining Individual Performance for each of his direct reports. For other participants, Individual Performance will be determined by the COO or the appropriate manager.

The bonus target percentages and the Think Terex Performance targets for 2008 for each of the Company’s named executive officers, other than the Company’s CEO, are as follows:

Name	Target Percentage of Base Salary	After Tax Return on Invested Capital Target for 2008
Phillip C. Widman	75%	25.6%
Eric I Cohen	60%	25.6%
Brian J. Henry	50%	25.6%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2007

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel